EXHIBIT 99.1

PRESS RELEASE

CONTACT:
BIONOVO, INC.
JIM STAPLETON, CFO
510-601-2000
INVESTORS@BIONOVO.COM


LIGHTEN UP ENTERPRISES INTERNATIONAL, INC. CHANGES NAME OF PARENT COMPANY TO BIONOVO, INC.; CHANGES STOCK SYMBOL; HIRES CFO AND ADDS NEW DIRECTOR

Emeryville, CA. June 30, 2005 - Lighten Up Enterprises International, Inc. today announced that its trading symbol will change from LTUP.OB to BNVI.OB. Lighten Up's shares will continue to be quoted on the OTC Bulletin Board under the new symbol. The new symbol is a result of the company's recent name change from Lighten Up Enterprises International, Inc. to Bionovo, Inc. The new symbol will take effect on the OTC Bulletin Board at the opening of trading on Friday, July 1, 2005.

On June 29, 2005, we changed our name to Bionovo, Inc. and changed our state of incorporation to Delaware pursuant to an agreement and plan of merger, dated as of June 28, 2005, between Lighten Up and Bionovo, Inc. This transaction had been approved by the holders of a majority of the outstanding common stock of Lighten Up by written consent in lieu of a special meeting of Lighten Up's shareholders. Bionovo Biopharmaceuticals, Inc. continues as a wholly-owned, operating subsidiary of Bionovo, Inc.

James P. Stapleton has agreed to join Bionovo as Chief Financial Officer. Mr. Stapleton brings with him extensive financial management experience. From January 2003 to April 2005 Mr. Stapleton was employed at Auxilio, Inc. (OTC BB:
AUXO.OB), where he was the CFO from January 2003 through December 2004. From 1996 through 2002 Mr. Stapleton was employed in a variety of positions for ProsoftTraining (NasdaqSC: POSO), including Corporate Secretary, Vice President Investor relations, Chief Financial Officer, and other positions. Mr. Stapleton was Chief Financial Officer of BioTek Solutions, Inc. from 1995 through February 1996. From 1987 to 1995, Mr. Stapleton was the Chief Financial Officer for Advantage Life Products, Inc. Mr. Stapleton graduated from the University of California at Irvine (UCI) with a MBA in 1995, and from the University of Washington with a BA in Economics in 1985.

"Jim Stapleton will be an excellent addition to Bionovo with his extensive management and financial background," stated Isaac Cohen, CEO of Bionovo, Inc.

Michael Vanderhoof has agreed to join the Board of Directors of Bionovo. For the past seven years, Mr. Vanderhoof has been a private investor in early stage private and public companies. He is currently Chairman of Cambria Asset Management LLC, a financial advisory and management firm. For the past five years, he has also served on the Board of Directors of Auxilio, Inc. (OTC BB:
AUXO.OB) Mr. Vanderhoof has over 20 years experience with respect


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to financing, mergers and acquisitions, and management of emerging growth companies. He began his career in 1984 as a NASD Registered Representative in Salt Lake City, Utah.

"We are deeply honored to have an individual with the experience and background as Mike Vanderhoof on our Board. I especially respect Mike's understanding of the markets for emerging growth companies such as Bionovo," stated Isaac Cohen, CEO of Bionovo, Inc.

ABOUT BIONOVO

Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company's strategy is to develop new drugs that it derives from natural substances used therapeutically in non-western medical practice. Bionovo's first drug is entering phase II clinical testing for menopause, its second has completed phase I clinical testing for cancer, and these are followed by more than forty additional drug candidates that the company believes should provide Bionovo with a sustainable development pipeline of new chemical entities and botanicals.

FORWARD LOOKING STATEMENTS

This release contains certain "forward looking statements", relating to the business of Bionovo, Inc. which can be identified by the use of forward looking terminology such as "believes", "expects", or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward looking statements whether as a result of new information, future events or otherwise.


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